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Exhibit 99.1

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

        The following unaudited pro forma combined condensed statements of operations combines First Virtual Communications, Inc. (the "Company") historical results for the twelve months ended December 31, 2001 with CUseeMe Networks, Inc. ("CUseeMe Networks") historical results for the period from January 1, 2001 to June 19, 2001, giving effect to the merger as if it had occurred as of January 1, 2001.

        As the acquisition of CUseeMe Networks has already been reflected in the December 31, 2001 balance sheet filed with the Company's Form 10-K for the year ended December 31, 2001, the pro forma balance sheet has not been included.

        The unaudited pro forma combined condensed statements of operations, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the Company and CUseeMe Networks actually been combined during the periods presented, or results that may be achieved in the future. The unaudited pro forma combined condensed statements of operations, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with the Company's historical consolidated financial statements and the notes thereto for the year ended December 31, 2001.

        The allocation of the purchase price has been finalized subsequent to the consummation of the merger. The independent appraisals determined the fair value of tangible and identifiable intangible assets, including in-process research and development. Based on the analysis of fair market value, the excess of the purchase price over the fair value of net tangible assets on CUseeMe Networks balance sheet was allocated to identifiable intangible assets and the remaining balance to goodwill. For both in-process and developed technology, the Company's data gathering efforts focused on determining CUseeMe Networks forecasted revenues and costs as well as their stage of completion or remaining product life by individual project or product.

        The total amount of goodwill and identifiable intangible assets is $14.4 million with useful lives of 5 years.

FIRST VIRTUAL COMMUNICATIONS, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2001
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Historical
	First Virtual Communications	CuseeMe Networks	Pro Forma Adjustments	Pro Forma Combined
Revenue	$27,661	$2,303	$—	$29,964
Cost of revenue	(20,550)	(1,403)	—	(21,953)

Gross profit	7,111	900	—	8,011

Operating expense:
Research and development	(12,573)	(5,361)	—	(17,934)
Selling general and administrative	(24,610)	(10,387)	(2,430)	(37,427)
Acquisition and other non-recurring charges	(2,468)	—	276	(2,192)

Total operating expense	(39,651)	(15,748)	(2,154)	(57,553)

Operating loss	(32,540)	(14,848)	(2,154)	(49,542)
Other income, net	665	(19)	—	646
Minority interest in consolidated subsidiary	274	—	—	274

Net loss	$(31,601)	$(14,867)	$(2,154)	$(48,622)

Basic and diluted net loss per share	$(1.26)			$(1.46)

Shares used in computing basic and diluted net loss per share	25,156			33,328

        The accompanying notes are an integral part of these unaudited pro forma combined condensed statements of operations.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

NOTE 1-THE TRANSACTION

        On June 19, 2001, the Company completed its acquisition of CUseeMe Networks, a provider of innovative software solutions that enable voice and visual communications over IP-based networks. The acquisition was accounted for using the purchase method of accounting. Accordingly, the estimated fair value of assets acquired and liabilities assumed were included in the Company's condensed consolidated results of operations as of and since the effective date of the purchase. There were no significant differences between the accounting policies of the Company and CUseeMe Networks.

        The Company acquired CUseeMe Networks, in a stock-for-stock acquisition, for a total consideration of $22.7 million, including direct acquisition costs of $2.5 million for legal, consulting and accounting fees. The Company exchanged options to purchase 4,109,888 shares of CUseeMe Network's common stock, for which the Black-Scholes option-pricing model value of approximately $1.6 million was included in the purchase price.

        The Company engaged an independent appraiser to value the intangible assets. The total purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed as follows:

(In thousands)
Fair value of tangible assets and liabilities	$6,750
In-process research and development	276
Trademark	661
Current technology	6,161
Assembled workforce	1,505
Deferred stock compensation	1,300
Excess of purchase price over identifiable net assets acquired	6,066

Total	$22,719

        Common stock has been valued using an average price of the Company's common stock for three days before and after the announcement of the merger. The fair value of options assumed was determined using the Black-Scholes method. In accordance with FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation-an Interpretation of APB 25," the intrinsic value of unvested options of CUseeMe Networks has been allocated to deferred stock compensation totaling $1,300,223. Deferred stock compensation will be amortized over the estimated vesting period of the related options using an accelerated method.

        The in-process research and development of $276,000 was expensed upon consummation of the merger. The in-process research and development charge of $276,000 is not reflected in the unaudited pro forma combined condensed statement of operations. The in-process research and development charge relates to CUseeMe Networks' products in development for which technological feasibility has not been established.

NOTE 2-UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

        The following adjustments were applied to the historical statements of operations for the Company and CUseeMe Networks for the year ended December 31, 2001 to arrive at the unaudited pro forma combined condensed statement of operations as though the acquisition took place on January 1, 2001:

  (a)
  Adjustment to recognize the change in depreciation of fixed assets due to purchase accounting adjustments and the amortization of identified intangibles arising from the merger over their useful lives over five years.

  (b)
  Adjustment to eliminate the in-process research and development charge of $276,000 which was included in the Statement of Operations of First Virtual Communications for the year ended December 31, 2001.

  (c)
  Adjustment to recognize the amortization of deferred stock compensation resulting from the acquisition of CUseeMe Networks over the estimated vesting period of the related options using an accelerated method. The adjustment totals $325,000 for the twelve months ended December 31, 2001.

NOTE 3-UNAUDITED PRO FORMA COMBINED NET LOSS PER SHARE

        Shares used in the pro forma per share calculation reflect the addition of 15.6 million shares of the Company's voting common stock issued to stockholders of CUseeMe Networks as if they were outstanding from January 1, 2001. Pro forma basic and diluted weighted-average shares exclude convertible preferred stock, unvested restricted common stock, employee stock options and warrants outstanding in each period because they are anti-dilutive.

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  Exhibit 99.1
FIRST VIRTUAL COMMUNICATIONS, INC. UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2001 (IN THOUSANDS, EXCEPT PER SHARE DATA)